EXHIBIT 2(a): Marine Jet Technology License Agreement

              Marine Jet Technology License Agreement

Introduction.

     This License Agreement (the "Agreement") is made between Jeff
P. Jordan of 3061 69th Avenue SE, Mercer Island, Washington 98040 and Robert J. Tomlinson of 1074 Hawley Way NE, Bainbridge Island, Washington 98110 (referred to as "Licensors") and Marine Jet Technology Corp., a Nevada Corporation, 500 N. Rainbow Blvd., Las Vegas, Nevada 89107 (referred to as "Licensee").
     Licensors and Licensee shall be collectively referred to as "the parties." Licensors are the owners of certain proprietary rights to an invention referred to as An Improved Marine Jet Propulsion System. Licensee desires to license certain rights in the invention. Therefore the parties agree as follows:

The Property.

     The Property is defined as the inventions described in U.S. Patent Nos. 5,658,176; 5,679,035; and 5,683,276; and any
improvements, reissues or extensions, as well as any continuations, divisions, or substitute U.S. patent applications that shall be based on the patents; and any patent applications corresponding to the above-described patents and patent applications that are issued, filed or to be filed in any and all foreign countries.

Licensed Products.

     Licensed Products are defined as any Marine Jet Propulsion
Systems for use with motors of 400 horsepower and below, or boats incorporating such propulsion systems, sold by the licensee that incorporate the Property.

Grant of Rights.

     Licensors grant to Licensee an exclusive license to make, use and sell the Property solely in association with the manufacture, sale, use, promotion or distribution of the Licensed Products.



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Sublicense.

     Licensee may sublicense the rights granted pursuant tot his agreement without the consent of the Licensors, provided that each sub-licensees agrees to all of the other terms and conditions of this agreement.

Reservation of Rights.

     Licensors expressly reserve all rights other than those being conveyed or granted in this Agreement, and specifically reserve the rights to all applications for use in combination with motors in excess of 400 horsepower.

Territory.

     The rights granted to Licensee are not limited as to territory.

Term.

     This Agreement shall commence upon the Effective Date and shall continue until terminated pursuant to a provision of this Agreement.

Patent Maintenance.

     Licensee shall maintain the all patents and patent applications subject to this License by prompt payment of all patent maintenance fees and expenses related thereto in the United States and in all foreign countries. Licensee also agrees to defend against such claims of challenges which may be brought by third parties relating to the validity or scope of said patents and patent applications. Licensor(s) shall provide all reasonable assistance and information at their disposal and within their knowledge to assist Licensee in such maintenance and defense. Licensee shall be responsible for all patent maintenance fees for the duration of this agreement.

License Fee.

     As a fee for executing this license, Licensee agrees to issue to Licensors upon execution of this Agreement a total of 15,875,000 shares of common stock in Marine Jet Technology Corp., a Nevada Corporation, in the following amounts: 14,287,500 shares to Jeff P Jordan and 1,587,500 to Robert J. Tomlinson.




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Licensors Warranties.

Licensors warrant that they have the power and authority to enter into this Agreement and have no knowledge as to any third party claims regarding the proprietary rights in this Property, which would interfere with the rights granted under this Agreement. Licensor(s) make no other representation or warranty with respect to the Property and Patents other that expressly stated in this License Agreement.

Licensee Warranties.

     Licensee warrants that its will use its best commercial efforts to manufacture, promote distribute and sell the Licensed
Products whether through the direct action of Licensee, its agents or sub-licenses as permitted hereunder.

Indemnification by Licensee.

     Licensee shall indemnify Licensors and hold Licensors harmless from any damages and liabilities (including reasonable attorneys' fees and costs) (a) arising from any breach of Licensee's warranties and representations as defined in the Licensee Warranties, above, (b) arising out of any alleged defects or failures to perform of the Licensed Products or any product liability claims or use of the Licensed Products; (c) any claims arising out of advertising, distribution or marketing of the Licensed Products; "; and, (d) any claims by Licensee's sub-licensees, agents or other parties for contract liability or otherwise arising during the course of, or upon the termination of, this Agreement."

Intellectual Property Protection.

     Licensors may, but are not obliged to seek, in their own name(s) and at their own expense, additional patent, trademark or copyright protection for the Property. Licensors make no warranty with respect to the validity of any patent, trademark or copyright, which may be granted. Licensors grant to Licensee the right to apply for patents on the Property or Licensed Products provided that such patents shall be applied for in the name of Jeff P. Jordan and licensed to Licensee during the Term and according to the conditions of this



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Agreement.  Licensee shall be responsible for the costs incurred in the pursuit of intellectual property rights that Licensee elects to pursue.

Compliance with Intellectual Property Laws.

     The license granted in this Agreement is conditioned on Licensee's compliance with the provisions of the intellectual property laws of the United States and any foreign county in the Territory. All copies of the Licensed Product as well as all promotional material shall bear appropriate proprietary notices.

Infringement Against Third Parties.

     In the event that either party learns of imitations or infringements of the Property or Licensed Products, that party shall notify the other in writing of the infringements or imitations. Licensee shall have the right to commence lawsuits against third persons arising from infringement of the Property or Licensed Products. In the event that Licensee does not commence a lawsuit against an alleged infringer within sixty days of notification by Licensors, Licensors may commence a lawsuit against the third party. Any recovery (including, but not limited to a judgment, settlement or licensing agreement included as resolution of an infringement dispute) shall be divided equally between the parties after deduction and payment of reasonable attorneys' fees to the party bringing the lawsuit.

Exploitation.

     Licensee agrees to manufacture, distribute and sell the Licensed Products, or to cause the Licensed Products to be manufactured, distributed and sold, in commercially reasonable quantities during the term of this Agreement and to commence such manufacture, distribution and sale within the following time period: two years. This is a material provision of this Agreement.

Insurance.

     Licensee shall, throughout the Term, obtain and maintain, at its own expense, standard product liability insurance coverage, naming Licensors as additional named insureds. Such policy shall:
(a) be maintained with a carrier having a Moody's rating of at



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Leaset B; and (b) provide protection against any claims, demands and causes of action arising out of any alleged defects or failure to perform of the Licensed Products or any use of the Licensed Products. The amount of coverage shall be a minimum of ten million US dollars with no deductible amount for each single occurrence for bodily injury or property damage. The policy shall provide for notice to the Agent and Licensors from the insurer by Registered or Certified Mail in the event of any modification or termination of insurance. Licensee shall furnish Licensors and Agent a certificate from its product liability insurance carrier evidencing insurance coverage in favor of Licensors, and in no event shall Licensee distribute the Licensed Products before the receipt by the Licensors of evidence of insurance. The provisions of this section shall survive termination for three years.

Confidentiality.

     The parties acknowledge that each may by furnished or have access to confidential information that relates to each other's business (the "Confidential Information"). In the event that Information is in written form, the disclosing party shall label or stamp the materials with the word "Confidential" or some similar warning. In the event that Confidential Information is transmitted orally, the disclosing party shall promptly provide a written statement indicating that such oral communication constituted Information. The parties agree to maintain the Confidential Information in strictest confidence for the sole and exclusive benefit of the other party and to restrict access to such Confidential Information to persons bound by this Agreement, only on a need-to-know basis. Neither party, without prior written approval of the other, shall use or otherwise disclose to others, or permit the use by other of the Confidential Information.

Licensors' Right to Terminate.

     Licensors' shall have the right to terminate this Agreement for any material breach of the terms of this agreement and particularly for the following reasons:

(a)   Licensee fails in its Warranty obligation.
(b) Licensee fails to introduce the product to market by June 30, 2002.



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(c)   Licensee fails to maintain confidentiality regarding
Licensors' trade secrets and other information; or
(d) Licensee fails to maintain or obtain product liability insurance as required by the provisions of this Agreement.

Effect of Termination.

     After the termination of this license, all rights granted to Licensee under this Agreement shall terminate and revert to Licensors, and Licensee will refrain from further manufacturing, copying, marketing, distribution, or use of any Licensed Product or other product which incorporates the Property. Within thirty days after termination, Licensee shall deliver to Licensors a statement indicating the number and description of the Licensed Products, which it had on hand or is in the process of manufacturing as of the termination date. Licensee, may dispose of the Licensed Products covered by this Agreement for a period of three months after termination or expiration except that Licensee shall have no such right in the event this agreement is terminated according to the Licensors' Right to Terminate, above. Upon termination, Licensee shall deliver to Licensors all tooling and molds used in the manufacture of the Licensed Products. Licensors shall bear the costs of shipping for the tooling and molds.

Survival.

     The obligations of the Confidentiality Section above and all sections below shall survive any termination of this Agreement.

Attorneys' Fees and Expenses.

     The prevailing party shall have the right to collect from the other party its reasonable costs and necessary disbursements and attorneys' fees incurred in enforcing this Agreement.

Dispute Resolution.

     The Parties agree that every dispute or difference between them, arising under this Agreement, shall be settled first by a meeting of the Parties attempting to confer and



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resolve the dispute in a good faith manner.  If the Parties cannot resolve their dispute after conferring, any Party may require the other Parties to submit the matter to non-binding mediation, utilizing the services of an impartial professional mediator approved by all Parties. If the Parties cannot come to an agreement following mediation, the Parties agree to submit the matter to binding arbitration at a location mutually agreeable to the Parties. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any decision or award as a result of any such arbitration proceeding shall include the assessment of costs, expenses and reasonable attorney's fees and shall include a written record of the proceedings and a written determination of the arbitrators. Absent an agreement to the contrary, any such arbitration shall be conducted by an arbitrator experienced in intellectual property law. The Parties reserve the right to object to any individual who shall be employed by or affiliated with a competing organization or entity. In the event of any such dispute or difference, either Party may give to the other notice requiring that the matter be settled by arbitration. An award of arbitration shall be final and binding on the Parties and may be confirmed in a court of competent jurisdiction.

Governing Law.

     This Agreement shall be governed in accordance with the laws of the State of Washington.

Jurisdiction.

     The parties consent to the exclusive jurisdiction and venue of the federal and state courts located in King County, Washington in any action arising out of or related to this Agreement. The parties waive any other venue to which either party might be entitled by domicile or otherwise.

Waiver.

     The failure to exercise any right provided in this Agreement shall not be a waiver of prior or subsequent rights.



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Invalidity.

     If any provision of this Agreement is invalid under applicable statute or rule of law, it is to be considered omitted and the remaining provisions of this Agreement shall in no way be affected.

Entire Understanding.

     This Agreement expresses the complete understanding of the parties and supersedes all prior representations, agreements and understandings, whether written or oral. This Agreement may not be altered except by a written document signed by both parties.

Notices.

     Any notice or communication required or permitted to be given under this Agreement shall be sufficiently given when received by certified mail, or sent by facsimile transmission or overnight courier.

No Joint Venture.

     Nothing contained in this Agreement shall be construed to place the parties in the relationship of agent, employee, franchisee, officer, partners or joint ventures. Neither party may create or assume any obligation on behalf of the other.

Assignability.

     Licensee may not assign or transfer its rights or obligations pursuant to this Agreement without the prior written consent of Licensors. However, no consent is required for an assignment or transfer that occurs: (a) to an entity in which Licensee owns more than fifty percent of the assets; or (b) as part of a transfer of all or substantially all of the assets of Licensee to any party. Any assignment or transfer in violation of this Section shall be void.

Each party has signed this Agreement through its authorized representative. The parties, having read this Agreement, indicate their consent to the terms and conditions by their signature below.



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By: /s/ Jeff P. Jordan                    Date: May 22, 2000
Jeff P. Jordan: ___________________________(Licensor)


By: /s/ Robert J. Tomlinson               Date: May 22, 2000
Robert J. Tomlinson _______________________(Licensor)


By: Marine Jet Technology Corp.           Date: May 22, 2000
Licensee by Jeff P. Jordan: /s/Jeff P. Jordan (President and
Treasurer)


STATE OF Washington

         :ss

COUNTY OF King


     On this 22 day of May, 2000, before me, the undersigned Notary Public in and for said County and State, personally appeared Jeff
P. Jordan, known to me to be the person described in and who executed the foregoing instrument, and who acknowledged to me that he did so freely and voluntarily and for the uses and purposes therein mentioned.


WITNESS my hand and official seal.


                                                /s/ Micehele
Jackson

                                                NOTARY PUBLIC in
and for said
                                                COUNTY and STATE.



STATE OF Washington

         :ss

COUNTY OF King



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     On this 22 day of May, 2000, before me, the undersigned Notary
Public in and for said County and State, personally appeared Jeff
P. Jordan, known to me to be the person described in and who executed the foregoing instrument, and who acknowledged to me that he did so freely and voluntarily and for the uses and purposes therein mentioned.


WITNESS my hand and official seal.


                                                /s/ Micehele
Jackson

                                                NOTARY PUBLIC in
and for said
                                                COUNTY and STATE.







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